Exhibit 99.1

  News release: IMMEDIATE RELEASE

Ally Financial Reports First Quarter 2023 Financial Results

$0.96	10.8%	$388 million	$2.10 billion
GAAP EPS	RETURN ON COMMON EQUITY	PRE-TAX INCOME	GAAP TOTAL NET REVENUE

$0.82	12.5%	$335 million	$2.05 billion
ADJUSTED EPS[1]	CORE ROTCE[1]	CORE PRE-TAX INCOME[1]	ADJUSTED TOTAL NET REVENUE [1]

•	Results within the quarter include a downward adjustment to the value of certain equity investments of $41M or ($0.10 per share)

• Consumer deposits franchise and strong liquidity profile serving as source of strength during period of market volatility
• Retail deposits up $813 million from a record 126 thousand net new deposit customers
• 91% of $138.5 billion retail deposit portfolio is FDIC insured, up $4 billion QoQ
• Total available liquidity of $43 billion, 3.6x uninsured deposit balance
• 9.2% CET1 ratio, $3.5 billion of capital above regulatory minimum and SCB; 19bps of CECL phase-in impact in 1Q’23

• 3.3 million consumer auto applications driving $9.5 billion of origination volume
• Annualized retail auto net charge-offs of 168bps
• Insurance written premiums of $307 million
• $154 billion of total deposits, up $11.5 billion YoY
• 1.6 million unsecured lending customers; deepening relationships and diversifying earnings profile
• Corporate Finance floating rate HFI loans of $10 billion with ~100% in first lien position; limited CRE exposure

“Ally’s operating results amid this dynamic macro environment highlight the continued strength of our franchises,” said Chief Executive Officer Jeffrey J. Brown. “Despite the heightened volatility in markets, the team remained focused on what we can control and delivered another quarter of compelling operational results. We maintain healthy levels of liquidity, capital and reserves, positioning us well for a variety of outcomes ahead. Additionally, our deposit franchise demonstrated its resilience in large part due to the customer-centric approach we’ve taken since its inception.
“At Ally Bank, we generated the highest quarterly customer growth on record with 126 thousand net new customers. In total, retail deposit customers now total 2.8 million, up 12 percent year over year. This growth positions us well going forward, but also highlights the value of the Ally brand in times of market uncertainty. Our Dealer Financial Services business continues to demonstrate the benefits of scale with $9.5 billion in consumer originations with a retail yield approaching 11 percent as we’ve added more than 400 basis points during this tightening cycle.
“As we progress throughout 2023, we continue to see opportunities across all our businesses, but are mindful of the current environment and are making necessary adjustments to manage risks. Our focus remains on risk-adjusted returns, which may lead to slightly lower origination levels as we look to tighten underwriting in certain segments that don’t meet return thresholds. Our 11,700 teammates are powered by our LEAD core values and remain allies for our 11 million customers. Looking ahead, we are positioned to navigate this dynamic environment, demonstrate the strength of the franchises we’ve built, and deliver results for all stakeholders.”

First Quarter 2023 Financial Results

				Increase / (Decrease) vs.
($ millions except per share data)	1Q 23	4Q 22	1Q 22	4Q 22	1Q 22

GAAP Net Income Attributable to Common Shareholders	$291	$251	$627	16%	(54)%

Core Net Income Attributable to Common Shareholders[1]	$250	$327	$687	(23)%	(64)%

GAAP Earning per Common Share	$0.96	$0.83	$1.86	16%	(48)%

Adjusted EPS[1]	$0.82	$1.08	$2.03	(24)%	(59)%

Return on GAAP Shareholder’s Equity	10.8%	9.7%	18.0%	11%	(40)%

Core ROTCE[1]	12.5%	17.6%	23.6%	(29)%	(47)%

GAAP Common Shareholder’s Equity per Share	$36.75	$35.20	$39.99	4%	(8)%

Adjusted Tangible Book Value per Share[1]	$31.59	$29.96	$35.04	5%	(10)%

GAAP Total Net Revenue	$2,100	$2,201	$2,135	(5)%	(2)%

Adjusted Total Net Revenue[1]	$2,047	$2,163	$2,210	(5)%	(7)%

Pre-Provision Net Revenue[1]	$834	$935	$1,013	(11)%	(18)%

Core Pre-Provision Net Revenue[1]	$781	$954	$1,088	(18)%	(28)%

1 The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Accelerated issuance expense (Accelerated OID), Adjusted earnings per share (Adjusted EPS), Adjusted efficiency ratio, Adjusted noninterest expense, Adjusted other revenue, Adjusted tangible book value per share (Adjusted TBVPS), Adjusted total net revenue, Core net income attributable to common shareholders, Core original issue discount (Core OID) amortization expense, Core outstanding original issue discount balance (Core OID balance), Core pre-provision net revenue (Core PPNR), Core pre-tax income, Core return on tangible common equity (Core ROTCE), Investment income and other (adjusted), Net financing revenue (excluding Core OID), Net interest margin (excluding Core OID), Pre-provision net revenue (PPNR), and Tangible Common Equity. These measures are used by management, and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the definitions of non-GAAP financial measures and other key terms along with reconciliations to GAAP later in this document.

Discussion of First Quarter 2023 Results

Net income attributable to common shareholders was $291 million in the quarter, compared to $627 million in the first quarter of 2022 driven by lower net financing revenue, higher provision for credit losses, higher noninterest expenses and higher other revenue.

Net financing revenue was $1.6 billion, down $91 million year over year driven by higher funding costs given the rapid increase in short-term rates offset in part by the strength of auto pricing, floating rate assets, and growth in unsecured products.

Other revenue increased $56 million year over year to $498 million, driven by an increase in the fair value of equity securities along with underlying momentum across Insurance, SmartAuction and consumer banking businesses, partially offset by a $41 million downward adjustment to the value of certain equity investments. Adjusted other revenueA, excluding the change in fair value of equity securities, decreased $74 million year over year to $433 million due to the aforementioned activity on certain equity investments.

Net interest margin (“NIM”) of 3.51%, including Core OIDB of 3 bps, decreased 42 bps year over year. Excluding Core OIDB , NIM was 3.54%, down 41 bps year over year, primarily driven by higher funding costs and partially offset by higher retail auto yields, floating rate assets and larger contributions from Ally Lending and Ally Card.

Provision for credit losses increased $279 million year over year to $446 million, as credit normalizes off of historical lows as well as modest reserve build to reflect the evolving macro environment.

Noninterest expense increased $144 million year over year due to investments in business growth, talent and technology.

AAdjusted other revenue is a non-GAAP financial measure. Adjusted for (i) change in the fair value of equity securities.

BRepresents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms later in this release.

First Quarter 2023 Financial Results

				Increase/(Decrease) vs.

($ millions except per share data)	1Q 23	4Q 22	1Q 22	4Q 22	1Q 22

(a) Net Financing Revenue	$1,602	$1,674	$1,693	$(72)	$(91)

Core OID[1]	11	11	10	(0)	2

Net Financing Revenue (excluding Core OID)[1]	1,613	1,685	1,703	(72)	(89)

(b) Other Revenue	498	527	442	(29)	56

Change in Fair Value of Equity Securities[2]	(65)	(49)	66	(16)	(130)

Adjusted Other Revenue[1]	433	478	508	(45)	(74)

(c) Provision for Credit Losses	446	490	167	(44)	279

(d) Noninterest Expense	1,266	1,266	1,122	—	144

Repositioning[3]	—	57	—	(57)	—

Noninterest Expense (excluding Repositioning)[1]	1,266	1,209	1,122	57	144

Pre-Tax Income (a+b-c-d)	$388	$445	$846	$(57)	$(458)

Income Tax Expense	68	167	191	(99)	(123)

Net Loss from Discontinued Operations	(1)	—	—	(1)	(1)

Net Income	$319	$278	$655	$41	$(336)

Preferred Dividends	28	27	28	1	—

Net Income Attributable to Common Shareholders	$291	$251	$627	$40	$(336)

GAAP EPS (diluted)	$0.96	$0.83	$1.86	$0.13	$(0.90)

Core OID, Net of Tax[1]	0.03	0.03	0.02	0.00	0.01

Change in Fair Value of Equity Securities, Net of Tax[3]	(0.17)	(0.13)	0.15	(0.04)	(0.32)

Repositioning, Discontinued Ops., and Other, Net of Tax[3]	—	0.15	—	(0.15)	—

Significant Discrete Tax Items[4]	—	0.20	—	(0.20)	—

Adjusted EPS[1]	$0.82	$1.08	$2.03	$(0.25)	$(1.21)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’ ongoing ability to generate revenue and income.

(3)	Contains non-GAAP financial measures and other financial measures. See page 5 for definitions. (4) 4Q22 reflects impact from termination of legacy pension plan.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.

($millions)	1Q 23	4Q 22	1Q 22	4Q 22	1Q 22

Automotive Finance	$442	$437	$725	$5	$(283)

Insurance	92	101	13	(9)	79

Dealer Financial Services	$534	$538	$738	$(4)	$(204)

Corporate Finance	72	67	64	5	8

Mortgage Finance	21	19	11	2	10

Corporate and Other	(239)	(179)	33	(60)	(272)

Pre-Tax Income from Continuing Operations	$388	$445	$846	$(57)	$(458)

Core OID[1]	11	11	10	0	2

Change in Fair Value of Equity Securities[23]	(65)	(49)	66	(16)	(130)

Repositioning and Other[3]	—	57	—	(57)	—

Core Pre-Tax Income[1]	$335	$464	$921	$(129)	$(587)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Change in fair value of equity securities primarily impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments which requires change in the fair value of equity securities to be recognized in current period net income.

(3)	Contains non-GAAP financial measures and other financial measures. See page 5 for definitions.

Discussion of Segment Results

Auto Finance

Pre-tax income of $442 million was down $283 million year over year, primarily driven by historically low net loss performance in the prior year period.

Net financing revenue of $1,322 million was $27 million higher year over year, driven by higher retail assets and lower prepayment activity, partially offset by higher funding costs. Ally’s retail auto portfolio yield, excluding the impact of hedges, increased 91 bps year over year to 7.66% as the portfolio turns over and reflects higher originated yields from recent periods.

Provision for credit losses of $351 million increased $247 million year over year, as continued normalization in consumer health and lower used vehicle values drive higher retail net charge-offs. The retail auto net charge-off rate was 1.68%.

Consumer auto originations of $9.5 billion included $6.1 billion of used retail volume, or 64% of total originations, $2.7 billion of new retail volume, and $0.8 billion of leases. Estimated retail auto originated yieldC of 10.91% in the quarter was up 385 bps year over year.

End-of-period auto earning assets increased $6.3 billion year over year from $107.3 billion to $113.6 billion, due to an increase in both consumer and commercial auto earning assets. End-of-period consumer auto earning assets of $94.3 billion increased $4.3 billion year over year, driven by retail originations more than offsetting liquidations. End-of-period commercial earning assets of $19.3 billion were $2.0 billion higher year over year, driven by higher industry new vehicle inventory and higher dealer loans, offset by lower used vehicle supply.

Insurance

Pre-tax income of $92 million compared to pre-tax income of $13 million in the prior year, primarily driven by an increase in the fair value of equity securities of $65 million during the first quarter compared to a decrease of $61 million in the prior year period. This was also supported by higher earned premiums, highlighting solid growth trajectory and durable revenue stream. Core pre-tax incomeD decreased $47 million year over year to $27 million driven by elevated investment gains in the prior year period.

Written premiums were $307 million, up 16% year over year from higher dealer inventory and growth in other P&C and F&I products.

Total investment income, excluding a $65 million increase in the fair value of equity securities during the quarterE , was $33 million, down $31 million year over year due to elevated realized gains in the prior year and broader equity market trends.

CEstimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

D Represents a non-GAAP financial measure. Adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader to better understand the business’ ability to generate other revenue. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

EChange in the fair value of equity securities to be recognized in current period net income.

Discussion of Segment Results

Corporate Finance

Pre-tax income of $72 million in the quarter was $8 million higher year over year driven by higher net financing revenue.

Net financing revenue increased $20 million year over year to $103 million primarily driven by higher average asset levels. Other revenue of $29 million was up slightly as higher syndication and fee income was partially offset by lower realized investment gains.

Provision for credit losses of $15 million increased $9 million from the prior-year period due to reserve build related to certain specific exposures. Overall, the portfolio continues to reflect strong credit performance.

The held-for-investment loan portfolio of $10.0 billion is up 25% year over year and includes 59% asset-based loans and ~100% in first lien position with commercial real estate, which comprises 10% of the portfolio, entirely within the healthcare space.

Mortgage Finance

Pre-tax income of $21 million was up $10 million year over year, driven by the net impact of declining mortgage banking related operating expenses and less gain on sale revenue linked to lower originations.

Net financing revenue was up $1 million year over year to $54 million, reflecting slight growth in asset balances and lower prepayment activity. Other revenue decreased $10 million year over year to $4 million, primarily linked to lower sale volume.

Direct-to-consumer originations totaled $197 million in the quarter, down 88% year over year reflective of current contraction in the mortgage market.

Existing Ally Bank deposit customers accounted for 59% of the quarter’s direct-to-consumer origination volume.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.30 per share quarterly common dividend, which was unchanged year over year. Ally’s board of directors approved a $0.30 per share common dividend for the second quarter of 2023. Ally did not repurchase any shares on the open market during the quarter.

Ally’s Common Equity Tier 1 (CET1) capital ratio decreased from 9.3% to 9.2% quarter over quarter while risk weighed assets (RWA) increased modestly from $157.3 billion to $157.5 billion, primarily driven by commercial and retail auto growth. The decline in CET1 was the result of the phase-in of CECL reserving partially offset by net income generation.

Liquidity & Funding

Liquid cash and cash equivalentsF totaled $9.3 billion at quarter-end, up from $5.1 billion at the end of the fourth quarter. Highly liquid securities were $21.5 billion and Ally’s FHLB unused pledged borrowing capacity was $12.2 billion at quarter end. Total current available liquidityG was $42.9 billion at quarter-end.

Deposits represented 88% of Ally’s funding portfolio at quarter-end.

Deposits

Retail deposits increased to $138.5 billion at quarter-end, up $2.5 billion year over year and up $0.8 billion quarter over quarter. Total deposits increased $11.5 billion year over year to $154.0 billion and Ally maintained industry-leading customer retention at 96%.

The average retail portfolio deposit rate was 3.16% for the quarter, up 258 bps year over year and up 72 bps quarter over quarter.

Ally’s retail deposit customer base grew 12% year over year, totaling 2.8 million customers at quarter-end. Millennials and younger customers continue to comprise the largest generation segment of new customers, accounting for 68% of new customers in the quarter. Approximately 10% of deposit customers maintained an Ally Invest, Ally Home or Ally Credit Card relationship at quarter-end.

FCash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date. See page 18 of the Financial Supplement for more details.

GTotal liquidity includes cash & cash equivalents, highly liquid securities and current unused borrowing capacity. See page 18 of the Financial Supplement for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) change in fair value of equity securities, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses, and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable for respective periods. See page 6 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1) In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, change in fair value of equity securities, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2) In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure, as applicable for respective periods.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) change in fair value of equity securities (change in fair value of equity securities impacts the Insurance and Corporate Finance segments), and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods or businesses. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Pre-provision net revenue (PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue then subtracting GAAP Noninterest expense, excluding Provision for credit losses. Management believes that PPNR is a helpful financial metric because it enables the reader to assess the business’ ability to generate earnings to cover credit losses and as it is utilized by Federal Reserve’s approach to modeling within the Supervisory Stress Test Framework that generally follows U.S. generally accepted accounting principles (GAAP) and includes a calculation of PPNR as a component of projected pre-tax net income.

Core pre-provision net revenue (Core PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue and subtracting GAAP Noninterest expense then adding Core OID and repositioning expenses, excluding Provision for credit losses. Management believes that Core PPNR is a helpful financial metric because it enables the reader to assess the core business’ ability to generate earnings to cover credit losses.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including Tangible Common Equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

Net Interest Margin (excluding Core OID) is calculated using a non-GAAP measure that adjusts net interest margin by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net interest margin ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’s profitability and margins.

Net Financing Revenue (excluding Core OID) is calculated using a non-GAAP measure that adjusts net financing revenue by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net financing revenue ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’s ability to generate revenue.

Adjusted Other Revenue is a non-GAAP financial measure that adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader better understand the business’s ability to generate other revenue.

Adjusted Total Net Revenue is a non-GAAP financial measure that management believes is helpful for readers to understand the ongoing ability of the company to generate revenue. For purposes of this calculation, GAAP net financing revenue is adjusted by excluding Core OID to calculate net financing revenue ex. core OID. GAAP other revenue is adjusted for OID expenses, repositioning, and change in fair value of equity securities to calculate adjusted other revenue. Adjusted total net revenue is calculated by adding net financing revenue ex. core OID to adjusted other revenue.

Adjusted Noninterest Expense is a non-GAAP financial measure that adjusts GAAP noninterest expense for repositioning items. Management believes adjusted noninterest expense is a helpful financial metric because it enables the reader better understand the business’s expenses excluding nonrecurring items.

Estimated Retail Auto Originated Yield is a financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Accelerated issuance expense (Accelerated OID) is the recognition of issuance expenses related to calls of redeemable debt.

Customer retention rate is the annualized 3-month rolling average of 1 minus the monthly attrition rate; excludes escheatment.

Repositioning is primarily related to the extinguishment of high-cost legacy debt, strategic activities, and significant other one-time items. Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Subsequent to December 1, 2021, the revenue and expense activity associated with Fair Square was included within the Corporate and Other segment.

Change in fair value of equity securities impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’ ongoing ability to generate revenue and income.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies—In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and beginning January 1, 2022, are phasing in the regulatory capital impacts of CECL based on this five-year transition period.

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		1Q 23	4Q 22	1Q 22

GAAP Net Income Attributable to Common Shareholders		$291	$251	$627

Discontinued Operations, Net of Tax		1	—	—

Core OID		11	11	10

Repositioning and Other		—	57	—

Change in the Fair Value of Equity Securities		(65)	(49)	66

Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		11	(4)	(16)

Significant Discrete Tax Items		—	61	—

Core Net Income Attributable to Common Shareholders	[a]	$250	$327	$687

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	303,448	303,062	337,812

Adjusted EPS	[a] ÷ [b]	$0.82	$1.08	$2.03

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		1Q 23	4Q 22	1Q 22

GAAP Net Income Attributable to Common Shareholders		$291	$251	$627

Discontinued Operations, Net of Tax		1	—	—

Core OID		11	11	10

Repositioning and Other		—	57	—

Change in Fair Value of Equity Securities		(65)	(49)	66

Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		11	(4)	(16)

Significant Discrete Tax Items		—	61	—

Core Net Income Attributable to Common Shareholders	[a]	$250	$327	$687

Denominator (Average, $ millions)

GAAP Shareholder’s Equity		$13,119	$12,647	$16,232

Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$10,795	10,323	$13,908

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(898)	(906)	(937)

Tangible Common Equity		$9,896	$9,417	$12,971

Core OID Balance		(835)	(847)	(878)

Net Deferred Tax Asset (DTA)		(1,059)	(1,165)	(437)

Normalized Common Equity	[b]	$8,002	$7,405	$11,656

Core Return on Tangible Common Equity	[a] ÷ [b]	12.5%	17.6%	23.6%

Adjusted Tangible Book Value per Share

Numerator ($ millions)		1Q 23	4Q 22	1Q 22

GAAP Shareholder’s Equity		$13,378	$12,859	$15,413

Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$11,054	$10,535	$13,089

Goodwill and Identifiable Intangible Assets, Net of DTLs		(895)	(902)	(932)

Tangible Common Equity		10,159	9,633	12,157

Tax-effected Core OID Balance (21% tax rate)		(656)	(665)	(690)

Adjusted Tangible Book Value	[a]	$9,504	$8,968	$11,468

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	300,821	299,324	327,306

Metric

GAAP Common Shareholder’s Equity per Share		$36.75	$35.20	$39.99

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(2.97)	(3.01)	(2.85)

Tangible Common Equity per Share		$33.77	$32.18	$37.14

Tax-effected Core OID Balance (21% tax rate) per Share		(2.18)	(2.22)	(2.11)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$31.59	$29.96	$35.04

Adjusted Efficiency Ratio

Numerator ($ millions)		1Q 23	4Q 22	1Q 22

GAAP Noninterest Expense		$1,266	$1,266	$1,122

Insurance Expense		(315)	(286)	(274)

Repositioning and Other		—	(57)	—

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$951	$923	$848

Denominator ($ millions)

Total Net Revenue		$2,100	$2,201	$2,135

Core OID		11	11	10

Insurance Revenue		(407)	(387)	(287)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,704	$1,825	$1,858

Adjusted Efficiency Ratio	[a] ÷ [b]	55.8%	50.6%	45.6%

Original Issue Discount Amortization Expense ($ millions)

		1Q 23	4Q 22	1Q 22

GAAP Original Issue Discount Amortization Expense		$15	$14	$13

Other OID		(3)	(3)	(3)

Core Original Issue Discount (Core OID) Amortization Expense		$11	$11	$10

Outstanding Original Issue Discount Balance ($ millions)

		1Q 23	4Q 22	1Q 22

GAAP Outstanding Original Issue Discount Balance		$(878)	$(882)	$(911)

Other Outstanding OID Balance		48	40	37

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(830)	$(841)	$(873)

($ millions)

Net Financing Revenue (Excluding Core OID)		1Q 23	4Q 22	1Q 22

GAAP Net Financing Revenue	[w]	$1,602	$1,674	$1,693

Core OID		11	11	10

Net Financing Revenue (Excluding Core OID)	[a]	$1,613	$1,685	$1,703

Adjusted Other Revenue		1Q 23	4Q 22	1Q 22

GAAP Other Revenue	[x]	$498	$527	$442

Change in Fair Value of Equity Securities		(65)	(49)	66

Adjusted Other Revenue	[b]	$433	$478	$508

Adjusted Total Net Revenue		1Q 23	4Q 22	1Q 22

Adjusted Total Net Revenue	[a]+[b]	$2,047	$2,163	$2,210

Adjusted Provision for Credit Losses		1Q 23	4Q 22	1Q 22

GAAP Provision for Credit Losses	[y]	$446	$490	$167

Adjusted Provision for Credit Losses	[c]	$446	$490	$167

Adjusted NIE (Excluding Repositioning)		1Q 23	4Q 22	1Q 22

GAAP Noninterest Expense	[z]	$1,266	$1,266	$1,122

Repositioning		—	(57)	—

Adjusted NIE (Excluding Repositioning)	[d]	$1,266	$1,209	$1,122

Core Pre-Tax Income		1Q 23	4Q 22	1Q 22

Pre-Tax Income	[w]+[x]-[y]-[z]	$388	$445	$846

Core Pre-Tax Income	[a]+[b]-[c]-[d]	$335	$464	$921

Core Pre-Provision Net Revenue (Core PPNR)		1Q 23	4Q 22	1Q 22

Pre-Provision Net Revenue	[w]+[x]-[z]	$834	$935	$1,013

Core Pre-Provision Net Revenue	[a]+[b]-[d]	$781	$954	$1,088

Insurance Non-GAAP Walk to Core Pre-Tax Income

($ millions)		1Q 2023			1Q 2022

	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]
Insurance

Premiums, Service Revenue Earned and Other	$309	$—	$309	$284	$—	$284

Losses and Loss Adjustment Expenses	88	—	88	58	—	58

Acquisition and Underwriting Expenses	227	—	227	216	—	216

Investment Income and Other	98	(65)	33	3	61	64

Pre-Tax Income from Continuing Operations	$92	$(65)	$27	$13	$61	$74

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the first quarter 2023 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The company serves more than 11 million customers through a full range of online banking services (including deposits, mortgage, point-of-sale personal lending, and credit card products) and securities brokerage and investment advisory services. The company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies, as well as auto financing and insurance offerings through more than 23,000 dealers nationwide. For more information, please visit www.ally.com and follow @allyfinancial.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit http://media.ally.com.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2022, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Sean Leary	Peter Gilchrist
Ally Investor Relations	Ally Communications (Media)
704-444-4830	704-644-6299
sean.leary@ally.com	peter.gilchrist@ally.com